Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER RESULTS

•	Narrows Full-Year Earnings Per Share Guidance Range to $2.55 to $2.60, Compared with Previous Guidance of $2.55 to $2.70

•	Distributed $581 Million to Shareholders Through Share Repurchases and Dividends Year-to-Date

SAN FRANCISCO - November 20, 2018 - Gap Inc. (NYSE: GPS) today reported third quarter fiscal year 2018 diluted earnings per share of $0.69 compared with third quarter fiscal year 2017 diluted earnings per share of $0.58.

“We are pleased to report continued solid performance from Old Navy, Banana Republic and Athleta leading into the important holiday season,” said Art Peck, president and chief executive officer, Gap Inc.  “We are clearly not satisfied with the performance of Gap brand. We know this iconic brand is important to customers, and we are committed to taking the bold and necessary steps to ensure that it delivers value to shareholders.”

Third Quarter 2018 Comparable Sales Results
Due to the 53rd week in fiscal 2017, comparable sales for the third quarter of fiscal year 2018 are compared with the 13-week period ended November 4, 2017. On this basis, the company’s third quarter comparable sales were flat compared with a 3% increase last year. Comparable sales by global brand for the third quarter were as follows:

•	Old Navy Global: positive 4% versus positive 4% last year

•	Gap Global: negative 7% versus positive 1% last year

•	Banana Republic Global: positive 2% versus negative 1% last year

Recent Accounting Pronouncement - Revenue Recognition
During the first quarter of fiscal 2018, the company adopted the new revenue recognition standard, ASC 606. The adoption of this standard has a significant impact on the presentation of certain line items within the Consolidated Statements of Income, but does not have a material impact to operating income, net income or earnings per share. The most significant presentation changes are the reclassifications from operating expenses to net sales for revenue sharing associated with the company’s credit card programs and breakage income for our gift cards, as well as reclassifications from cost of goods sold and occupancy expenses to net sales for reimbursements of loyalty program discounts associated with the company’s credit card programs.

The company adopted this standard in the first quarter of fiscal 2018, on a modified retrospective basis. The presentation changes resulted in an increase of $170 million to net sales, an increase of $42 million to cost of goods sold and occupancy expenses, and an increase of $128 million to operating expenses for the third quarter of fiscal 2018. Other changes resulting from the adoption did not have a material impact on the company’s operating income, net income or earnings per share.

In accordance with the company’s adoption of the standard on a modified retrospective basis, financial information prior to fiscal 2018 will not be recast. The summary below provides financial measures with and without the presentation changes for revenue sharing and reimbursements of loyalty program discounts associated with the company’s credit card programs, and breakage income for our gift cards.

For the third quarter ended November 3, 2018:

•
Net sales were $4.1 billion, an increase of 7% compared with last year. Excluding the presentation changes from the adoption of the new revenue recognition standard, net sales increased 2% compared with last year.

◦
The translation of foreign currencies into U.S. dollars negatively impacted the company’s net sales for the third quarter of fiscal year 2018 by about $20 million[1] . Third quarter net sales details appear in the tables at the end of this press release.

•
Gross profit was $1.62 billion, an increase of 6% compared with last year. Excluding the impact of presentation changes from the adoption of the new revenue recognition standard, gross profit decreased about 2% compared with last year.

•
Gross margin was 39.7%, flat compared with last year. Excluding the impact of presentation changes from the adoption of the new revenue recognition standard, gross margin was 38.1%, a decrease of 160 basis points compared with last year, largely driven by an increase in shipping expenses and elevated promotional activity at Gap brand.

•
Operating margin was 8.9%, a decrease of 90 basis points compared with operating margin of 9.8% last year. Excluding the impact of presentation changes from the adoption of the new revenue recognition standard, operating margin was 9.3%, a decrease of 50 basis points compared with last year.

•
The effective tax rate was 24.0% for the third quarter of fiscal year 2018. The lower third quarter tax rate primarily reflects the tax benefits of the enactment of U.S. Tax Cuts and Jobs Act of 2017 (“TCJA”), as well as certain adjustments to the liability for the one-time transition tax enacted as part of the U.S. TCJA in fiscal year 2017, partially offset by increases to liabilities recorded in connection with examinations by taxing authorities. The company continues to analyze TCJA and provisional amounts will be finalized in the fourth quarter of fiscal year 2018.

•	Diluted earnings per share were $0.69 compared with diluted earnings per share of $0.58 last year.

◦	The company noted that foreign currency fluctuations positively impacted earnings per share for the third quarter of fiscal year 2018 by an estimated $0.01[2].

•	During the quarter, the company repurchased 3.6 million shares for $100 million and ended the third quarter of fiscal 2018 with 382 million shares outstanding.

1The translation impact on net sales is calculated by applying foreign exchange rates applicable for the third quarter of fiscal year 2018 to net sales for the third quarter of fiscal year 2017. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.
2 In estimating the earnings per share impact from foreign currency exchange rate fluctuations, the company estimates current gross margins using the appropriate prior year rates (including the impact of merchandise-related hedges), translates current period foreign earnings at prior year rates, and excludes the year-over-year earnings impact of balance sheet remeasurement and gains or losses from non-merchandise-related foreign currency hedges. This is done in order to enhance the visibility of business results excluding the direct impact of foreign currency exchange rate fluctuations.

•
The company paid a dividend of $0.2425 per share during the third quarter of fiscal year 2018, an increase of over 5% compared with last year. In addition, on November 15, 2018, the company announced that its Board of Directors authorized a fourth quarter dividend of $0.2425 per share.

The company ended the third quarter of fiscal year 2018 with $1.3 billion in cash, cash equivalents, and short-term investments. Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $57 million, compared to third quarter 2017 year-to-date free cash flow of $197 million, which included $60 million in insurance proceeds related to loss on property and equipment due to the Fishkill fire. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Fiscal year-to-date 2018 capital expenditures were $510 million.

The company ended the third quarter of fiscal year 2018 with 3,688 store locations in 43 countries, of which 3,218 were company-operated.

2018 Outlook
Earnings per Share
The company updated its diluted earnings per share guidance for fiscal year 2018 to be in the range of $2.55 to $2.60, which incorporates the benefit of an expected fiscal year 2018 effective tax rate of 25% compared with previous guidance of an effective tax rate of 26%.

Comparable Sales
The company continues to expect comparable sales for fiscal year 2018 to be flat to up slightly.

Effective Tax Rate
The company now expects its fiscal year 2018 effective tax rate to be about 25% compared with previous guidance of 26%, primarily due to current year adjustments to our fiscal year 2017 net provisional tax under TCJA. The effective tax rate may be materially impacted as additional guidance is issued by the U.S. Treasury Department and Internal Revenue Service. The company continues to analyze TCJA and provisional amounts will be finalized in the fourth quarter of fiscal year 2018.

Share Repurchases
The company expects to spend about $100 million on share repurchases in the fourth quarter of fiscal year 2018.

Capital Expenditures
The company now expects capital spending to be approximately $750 million for fiscal year 2018 compared with previous guidance of about $800 million, with a continued focus on transformative infrastructure investments to support its omni-channel and digital strategies, such as information technology and supply chain.

Real Estate
The company continues to expect to open about 25 company-operated stores, net of closures and repositions in fiscal year 2018. In line with its strategy, the company expects store openings to be focused on Athleta and Old Navy locations, with closures weighted toward Gap brand and Banana Republic.

Webcast and Conference Call Information
Tina Romani, Senior Director of Investor Relations at Gap Inc., will host a summary of the company’s third quarter fiscal year 2018 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Ms. Romani will be joined by Art Peck, Gap Inc. president and chief executive officer, and Teri List-Stoll, Gap Inc. executive vice president and chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 7829279). International callers may dial 1-323-794-2078. The webcast can be accessed at www.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: earnings per share for fiscal year 2018; effective tax rate for the fourth quarter and full year of fiscal year 2018; impact of the U.S. Tax Cuts and Jobs Act of 2017; comparable sales and spread between comparable sales and total sales in the fourth quarter and full year of fiscal year 2018; share repurchases in the fourth quarter of fiscal year 2018; capital expenditures for fiscal year 2018, including transformative infrastructure investments; store openings, net of closures and repositions, and weighting by brand in fiscal year 2018; improvement on comparable sales and margin in the fourth quarter of fiscal year 2018; evaluation of, and taking action on, the underperforming portion of Gap brand’s specialty fleet globally; online sales for fiscal year 2018; improvement in Gap brand’s margin trend in the fourth quarter of fiscal year 2018; elimination of Fishkill impacts; productivity savings in fiscal year 2018; benefit from foreign exchange in fiscal year 2018; impact on the fourth quarter and full year of fiscal year 2018 of the calendar shift and the 53rd week in fiscal year 2017; deleverage in rent and occupancy in the fourth quarter of fiscal year 2018; operating expense leverage in the fourth quarter of fiscal year 2018; and composition of revenues for the fourth quarter of fiscal year 2018.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on the company’s financial condition, results of operations, and reputation: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial information; the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the highly competitive nature of the company’s business in the United States and internationally; the risk of failure to maintain, enhance and protect the company’s brand image; the risk of failure to attract and retain key personnel, or effectively manage succession; the risk that the company’s investments in customer, digital, and omni-channel shopping initiatives may not deliver the results the company anticipates; the risk if the company is unable to manage its inventory effectively;
the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures; the risk that a failure of, or updates or changes to, the company’s information technology systems may disrupt its operations; the risk that trade matters could increase the cost or reduce the supply of apparel available to the company; the risk of changes in the regulatory or administrative landscape; the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing; the risk of changes in global economic conditions or consumer spending patterns; the risks to the company’s efforts to expand internationally, including its ability to operate in regions where it has less experience; the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct; the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands; the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk of foreign currency exchange rate fluctuations; the risk that comparable sales and margins will experience fluctuations; the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets; the risk of natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; the risk of reductions in income and cash flow from the company’s credit card agreement related to its private label and co-branded credit cards; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, and claims.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 20, 2018. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic and Athleta brands. Fiscal year 2017 net sales were $15.9 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Trina Somera
(415) 427-3145
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	November 3, 2018	October 28, 2017
ASSETS
Current assets:
Cash and cash equivalents	$958	$1,353
Short-term investments	296	—
Merchandise inventory	2,668	2,476
Other current assets	792	654
Total current assets	4,714	4,483
Property and equipment, net	2,887	2,686
Other long-term assets	572	726
Total assets	$8,173	$7,895

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,299	$1,330
Accrued expenses and other current liabilities	1,070	1,132
Income taxes payable	24	134
Total current liabilities	2,393	2,596
Long-term liabilities:
Long-term debt	1,249	1,248
Lease incentives and other long-term liabilities	1,091	1,027
Total long-term liabilities	2,340	2,275
Total stockholders' equity	3,440	3,024
Total liabilities and stockholders' equity	$8,173	$7,895

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net sales	$4,089	$3,838	$11,957	$11,077
Cost of goods sold and occupancy expenses	2,466	2,313	7,280	6,770
Gross profit	1,623	1,525	4,677	4,307
Operating expenses	1,260	1,147	3,687	3,224
Operating income	363	378	990	1,083
Interest, net	13	14	33	42
Income before income taxes	350	364	957	1,041
Income taxes	84	135	230	398
Net income	$266	$229	$727	$643
Weighted-average number of shares - basic	384	391	387	395
Weighted-average number of shares - diluted	387	393	390	397
Earnings per share - basic	$0.69	$0.59	$1.88	$1.63
Earnings per share - diluted	$0.69	$0.58	$1.86	$1.62
Cash dividends declared and paid per share	$0.2425	$0.23	$0.7275	$0.69

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	November 3, 2018	October 28, 2017 (b)
Cash flows from operating activities:
Net income	$727	$643
Depreciation and amortization (a)	380	372
Change in merchandise inventory	(696)	(636)
Other, net	156	221
Net cash provided by operating activities	567	600
Cash flows from investing activities:
Purchases of property and equipment	(510)	(463)
Insurance proceeds related to loss on property and equipment	—	60
Purchases of short-term investments	(408)	—
Sales and maturities of short-term investments	112	—
Other	(7)	—
Net cash used for investing activities	(813)	(403)
Cash flows from financing activities:
Payments of short-term debt	—	(67)
Proceeds from issuances under share-based compensation plans	40	23
Withholding tax payments related to vesting of stock units	(22)	(15)
Repurchases of common stock	(300)	(300)
Cash dividends paid	(281)	(272)
Other	(1)	—
Net cash used for financing activities	(564)	(631)
Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(13)	7
Net decrease in cash, cash equivalents, and restricted cash	(823)	(427)
Cash, cash equivalents, and restricted cash at beginning of period	1,799	1,797
Cash, cash equivalents, and restricted cash at end of period	$976	$1,370
(a) Depreciation and amortization is net of amortization of lease incentives.
(b) The prior period amounts reflect the retrospective adoption of ASU 2016-18, Statement of Cash Flows: Restricted Cash, on February 4, 2018. As a result of the adoption of ASU 2016-18, restricted cash of $18 million and $17 million recorded in other current assets and other long-term assets on the Condensed Consolidated Balance Sheets have been included with cash and cash equivalents above for the thirty-nine weeks ended November 3, 2018 and October 28, 2017, respectively.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, net of insurance proceeds related to loss on property and equipment, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	39 Weeks Ended
($ in millions)	November 3, 2018	October 28, 2017
Net cash provided by operating activities	$567	$600
Less: Purchases of property and equipment	(510)	(463)
Add: Insurance proceeds related to loss on property and equipment (a)	—	60
Free cash flow	$57	$197
__________
(a) Represents insurance proceeds related to loss on property and equipment from the fire that occurred at a company-owned distribution center campus in Fishkill, New York on August 29, 2016.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s third quarter net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended November 3, 2018 (1)
U.S. (2)	$1,769	$738	$510	$257	$3,274	80%
Canada	152	104	59	1	316	8%
Europe	—	145	4	—	149	4%
Asia	13	266	21	—	300	7%
Other regions	13	30	7	—	50	1%
Total	$1,947	$1,283	$601	$258	$4,089	100%
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (4)	Total	Percentage of Net Sales
13 Weeks Ended October 28, 2017 (1)
U.S. (2)	$1,587	$750	$467	$200	$3,004	79%
Canada	143	109	57	1	310	8%
Europe	—	154	4	—	158	4%
Asia	13	278	21	—	312	8%
Other regions	15	31	8	—	54	1%
Total	$1,758	$1,322	$557	$201	$3,838	100%
__________

(1)
Net sales for the thirteen weeks ended November 3, 2018, reflect the adoption of the new revenue recognition standard. Prior period amounts have not been restated and continue to be reported under accounting standards in effect for those periods.

(2)	U.S. includes the United States, Puerto Rico, and Guam.
(3) Primarily consists of net sales for the Athleta, Intermix, and Hill City brands.
(4) Primarily consists of net sales for the Athleta and Intermix brands.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended November 3, 2018
	Store Locations Beginning of Q3	Store Locations Opened	Store Locations Closed	Store Locations End of Q3	Square Feet (millions)

Old Navy North America	1,094	24	1	1,117	18.4
Old Navy Asia	14	—	—	14	0.2
Gap North America	800	5	7	798	8.2
Gap Asia	319	8	4	323	3.1
Gap Europe	155	3	4	154	1.3
Banana Republic North America	570	5	1	574	4.8
Banana Republic Asia	44	1	—	45	0.2
Athleta North America	154	3	—	157	0.6
Intermix North America	37	—	1	36	0.1
Company-operated stores total	3,187	49	18	3,218	36.9
Franchise	439	37	6	470	N/A
Total	3,626	86	24	3,688	36.9